Exhibit 99

Thomas K. Hernquist Named Senior Vice President, Chief Marketing Officer,

Hershey Foods Corporation

Hershey, Pa., April 9, 2003 - Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods Corporation, today announced that Thomas K. Hernquist will be named Senior Vice President, Chief Marketing Officer, effective April 28, 2003. Hernquist will report directly to Lenny in this position and will have marketing responsibility for the company's U.S. confectionery business. He also will provide leadership for the key equity components of Hershey's brands globally and will have responsibility for Hershey's Chocolate World visitors center. Hernquist will become a member of the Hershey Executive Team.

Hernquist joins Hershey from Fortune Brands where he served as Senior Vice President, Global Marketing, with responsibility for the company's distilled spirits business. Before joining Fortune Brands, he was President and Chief Executive Officer of Vivendi Universal's Sierra Software unit.

Hernquist's career also includes positions at Nabisco Inc., where he served in a variety of marketing positions, including: Business Director, New Business, Nabisco Inc.; Vice President, Marketing, Lifesavers Company; and Vice President, Marketing and Senior Vice President, Marketing, Nabisco Biscuit Company. He also served as Vice President and General Manager, Entenmann's, a unit of CPC International, and in a variety of marketing positions with Frito-Lay, Inc.

In announcing the appointment, Lenny said, "Tom brings an exceptional wealth of snack market experience and a proven track record of success to this key leadership position. Having worked directly with Tom before, I value his intellect, dedication, and skill set. I look forward to his joining Hershey Foods and helping us deliver upon our growth strategy."

Hernquist received his Bachelor of Arts degree from the University of Virginia, and his Masters of Business Administration from The Amos Tuck School of Business Administration, Dartmouth College.

Contact: Christine M. Dugan (717) 508-3238

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